Montana Tunnels Mining, Inc.
P.O. Box 176
Jefferson City, Montana 59638

January 8, 2007

Via E-Mail and FedEx

Elkhorn Tunnels, LLC
320 West Main Street
Aspen, Colorado 81611
Attention: Patrick Imeson, Managing Director

Re:	Third Amendment to Mine Development and Operating Agreement (“Third Amendment”)

Dear Pat:

This letter will confirm the agreement reached between Elkhorn Tunnels, LLC (“Elkhorn”) and Montana Tunnels Mining, Inc. (“MTM”) to amend, effective as of December 31, 2006, certain provisions of that Mine Development and Operating Agreement between MTM and Elkhorn dated July 28, 2006, as amended by that letter agreement dated October 6, 2006, and further amended by that letter agreement dated November 30, 2006 (collectively, the “Mine Development Agreement”), with respect to the timing of Elkhorn’s funding of its Initial Contribution and the completion of that Initial Contribution (as defined in the Mine Development Agreement). Elkhorn has informed MTM that it will complete the full funding of its Initial Contribution, and the parties desire to confirm that obligation by amending the Mine Development Agreement and by Elkhorn executing a promissory note to evidence its obligation to complete the full funding of its Initial Contribution, all as set forth below.

1.  The parties hereby agree that, pursuant to cash contributions made prior to December 31, 2006, and by execution and delivery of the Note (as defined in paragraph 3 below), Elkhorn has made its full Initial Contribution. The parties hereby confirm and agree that as of the effective date of this Third Amendment, Elkhorn had funded a total of $9,270,000 towards its Initial Contribution. Subsequent to December 31, 2006, Elkhorn funded an additional $1,730,000 towards its Initial Contribution. The parties hereby agree that notwithstanding any of the provisions of the Mine Development Agreement to the contrary, Elkhorn shall not have the option to terminate the Mine Development Agreement pursuant to Subsection 5.2(a), or to elect to reduce its Initial Contribution pursuant to Subsection 5.2(c), but instead agrees to fully fund its Initial Contribution. Notwithstanding the fact that Elkhorn has made its full Initial Contribution, Elkhorn and MTM agree that the Earn-In Period shall continue and MTM shall have no obligation to make any of the conveyances described in Section 3.4 of the Mine Development Agreement until such time as Elkhorn has fully funded its Initial Contribution as set forth in this Third Amendment.

Elkhorn Tunnels, LLC
Attention: Patrick Imeson, Managing Director
January 8, 2007

2.  Elkhorn agrees that, notwithstanding the provisions of the Mine Development Agreement that require it to fully fund its Initial Contribution not later than January 31, 2007, it shall fully fund its Initial Contribution, in accordance with the procedures set forth in the Mine Development Agreement, as amended hereby, not later than 5:00 p.m. Mountain time on January 17, 2007. In addition, Elkhorn agrees that it shall pay to MTM all amounts of principal and interest owed to MTM under the November 30, 2006 letter agreement not later than 5:00 p.m. Mountain time on January 17, 2007.

3.  To evidence Elkhorn’s obligation to fully fund its Initial Contribution not later than 5:00 p.m. Mountain time on January 17, 2007, Elkhorn agrees, simultaneously with the execution of this Third Amendment, to execute a promissory note in favor of MTM, in the form set forth as Exhibit A attached hereto (the “Note”).

4.  Elkhorn and MTM agree that if Elkhorn fails to fully fund its Initial Contribution by 5:00 p.m. Mountain time on January 17, 2007, then, in addition to any remedies provided for in the Note and this Third Amendment, and notwithstanding the provisions of Article XI of the Mine Development Agreement, or any other provisions of the Mine Development Agreement, to the contrary, Elkhorn shall not be entitled to any distributions of Net Cash Flow or Products, until such time as it has paid in full all principal and interest due under the Note.

5.  Elkhorn and MTM agree that if Elkhorn fails to pay all amounts of principal and interest due under the Note by 5:00 p.m. Mountain time on February 17, 2007, then the provisions of Section 11.1(b) of the Mine Development Agreement shall be amended as of 5:00 p.m. Mountain time or February 17, 2007, without any further action being required by either party, so that Elkhorn shall no longer be entitled to a disproportionate share of Net Cash Flow as provided therein, but shall only be entitled to fifty percent (50%) of such cash flow, only after it has fully paid all principal and interest due under the Note.

6.   In the event of any inconsistency between the terms and conditions of the Mine Development Agreement and the terms and conditions of this Third Amendment, the terms and conditions of this Third Amendment shall prevail. Any capitalized terms used but not defined herein shall have the meaning ascribed to them in the Mine Development Agreement.

7.  Elkhorn and MTM agree that, amended as set forth above, all of the terms and conditions of the Mine Development Agreement remain in full force and effect; provided that a default under the Note shall not reduce or impair the rights of Elkhorn as a Participant except as expressly set forth herein, and provided further that by its execution and delivery of this Third Amendment, MTM does not waive any of its rights and remedies under the terms and conditions of the November 30, 2006 letter agreement.

Elkhorn Tunnels, LLC
Attention: Patrick Imeson, Managing Director
January 8, 2007

To confirm Elkhorn’s agreement with the foregoing, please arrange for the execution of duplicate originals of this letter agreement in the space provided below, and return one fully executed original to me

Yours very truly,

____________________________
R. David Russell
President
Montana Tunnels Mining, Inc.

Accepted and agreed to on this
8th day of January, 2007 by
Elkhorn Tunnels, LLC

By: __________________________________
              Patrick J. Imeson
              Managing Director

Exhibit A

PROMISSORY NOTE

US$3,730,000	Effective December 31, 2006

FOR VALUE RECEIVED, the receipt and sufficiency of which are hereby acknowledged, the undersigned, ELKHORN TUNNELS, LLC (“Borrower”), whose address is 320 West Main Street, Aspen, Colorado 81611, promises to pay to the order of MONTANA TUNNELS MINING, INC. (“MTM”), whose address is P.O. Box 176, Jefferson City, Missouri 59638, in accordance with the terms and conditions of that Mine Development and Operating Agreement between Borrower and MTM dated July 28, 2006, as amended by (i) that letter agreement dated October 6, 2006, (ii) that letter agreement dated November 30, 2006, and (iii) that letter agreement (the "Letter Agreement") effective as of December 31, 2006 (collectively, the “Mine Development Agreement”), the principal sum of Three Million Seven Hundred Thirty Thousand Dollars ($3,730,000.00), less any amounts advanced by Borrower subsequent to December 31, 2006 towards the Initial Contribution as described in the Letter Agreement, with interest thereon payable as specified in this Note.

Principal and Interest. Interest shall accrue on the unpaid principal balance from and after 5:00 p.m. Mountain time on January 17, 2007 at an annual rate of twenty-four percent (24.0%) (the "Interest Rate"), and shall be calculated on the actual days outstanding over a 365-day year.

Payment and Maturity Dates. Principal and interest shall be payable, without deduction or offset of any kind, and without notice, as follows:

The principal amount shall be reduced by the amount of any payments made by Borrower to MTM pursuant to the provisions of Subsection 5.1(b)(i) of the Mine Development Agreement on or before January 17, 2007. The entire amount of unpaid principal shall be payable to MTM in accordance with the provisions of the Mine Development Agreement, and shall be paid not later than 5:00 p.m. Mountain time on January 17, 2007. Interest shall begin accruing and become payable only if any of the principal remains unpaid as of 5:00 p.m. Mountain time on January 17, 2007.

All payments of principal and interest of this Note are payable only in lawful money of the United States of America, at such place as the holder hereof may designate in writing from time to time. Upon written request of MTM, Borrower agrees to make all payments by electronic transfer of funds or other form of currently available funds acceptable to MTM. Payments made by check will not be deemed made until good funds for such check are received by MTM or the servicing agent.

Prepayment. Pursuant to and in accordance with the terms and conditions of the Mine Development Agreement only, Borrower may prepay this Note without premium, penalty, or other charge or cost. Any such prepayment shall not postpone the due date of any subsequent payments or change the amount of such payments.

Default, Acceleration, and Foreclosure. Time is of the essence of this Note. Upon failure to (a) pay any sum on or before the date such sum becomes due, or (b) to perform or comply with any of the covenants or agreements contained herein or in any instrument securing payment of this Note, which failure in any event continues beyond the expiration of any applicable notice, cure or grace period, then such shall constitute a default under this Note ("Default"), and, at the option of the holder hereof, the entire debt then remaining unpaid at once shall become due and payable without notice and MTM may pursue all rights and remedies available under this Note, subject to and consistent with the terms and conditions set forth in the Mine Development Agreement, or any instrument securing payment of this Note, at law or in equity. A default hereunder shall be a general obligation of the Borrower and shall not reduce or impair the status of or rights and obligations of the Borrower as a Participant (as defined in the Mine Development Agreement) except as set forth in the Letter Agreement.

Default. In the event of Default, Borrower promises to pay interest on the remaining principal balance of this Note together with all sums due and owing under the Note then outstanding at the Interest Rate, and any interest so accruing shall be paid at the time of and as a condition precedent to the curing of any default under any statutory right to cure.

Remedies Cumulative. The rights or remedies of MTM as provided in this Note and any instrument securing payment of this Note shall be cumulative and concurrent and may be pursued singly, successively, or together against the Borrower, at the sole discretion of MTM. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of such rights or remedies or the right to exercise them at any later time.

Forbearance. Any forbearance of MTM in exercising any right or remedy under this Note, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by MTM of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of MTM's right to either to require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment. No delay or omission on the part of MTM in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.

Borrower's Waivers. Borrower and any sureties, guarantors and endorsers (severally each called a "Surety") waive all requirements as to diligence, notice, demand, presentment for payment, protest and notice of dishonor, and expressly agree that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the Borrower and each Surety hereof.

Preferential Payment. Borrower agrees that to the extent Borrower or any Surety makes any payment to MTM in connection with the indebtedness evidenced by this Note, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by MTM or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a "Preferential Payment"), then the indebtedness of Borrower under this Note shall continue or shall be reinstated, as the case may be, and, to the extent of such payment or repayment by MTM, the indebtedness evidenced by this Note or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.

Governing Law; Jurisdiction. This Note is to be governed by and construed and interpreted in accordance with the laws of Colorado, without giving effect to principles of conflict. Without limiting the right of MTM to bring any action or proceeding against Borrower or any Surety or against any property of Borrower or any Surety (an "Action") arising out of or relating to this Note or any indebtedness evidenced hereby in the courts of other jurisdictions, Borrower and each Surety hereby irrevocably submit to the jurisdiction, process and venue of any Colorado State or Federal court sitting in Denver, Colorado, and hereby irrevocably agree that any Action may be heard and determined in such Colorado State court or in such Federal court. Borrower and all Sureties each hereby irrevocably waives, to the fullest extent it may effectively do so, the defenses of lack of jurisdiction over any person, inconvenient forum or improper venue, to the maintenance of any Action in any jurisdiction.

Binding Effect. This Note shall be binding upon Borrower and its successors and assigns and shall inure to the benefit of MTM, and any subsequent holders of this Note, and their successors and assigns.

Attorneys' Fees and Costs. Borrower promises to pay all reasonable attorneys' fees and costs incurred by MTM in connection with any Default hereunder and in any proceeding brought to enforce any of the provisions of this Note.

Interpretation and Incorporation. As used in this Note, the term "MTM" shall include each subsequent transferee and/or owner of this Note, whether taking by endorsement or otherwise. As used in this Note, the word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to."

IN WITNESS WHEREOF, Borrower has duly executed this Note effective as of the day and year first above written.

ELKHORN TUNNELS, LLC

By: _______________________________
Name:  Patrick J. Imeson
Title:    Managing Director